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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                      Inergy, L.P. Reports Record Earnings
          Strong Growth in Gallons, Income and Distributable Cash Flow

     Kansas City, MO (February 4, 2003) - Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the quarter ended December 31, 2002, the first quarter of fiscal 2003.

     For the three months ended December 31, 2002, Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $13.8 million, an increase of over 83% from the $7.5 million of EBITDA reported in the first quarter of last year. Inergy recorded net income for the three months ended December 31, 2002 of $7.7 million, or $0.97 per diluted limited partner unit, as compared to $4.5 million, or $0.74 per diluted limited partner unit for the same period in the prior year.

     As previously announced, the Board of Directors of the Partnership's general partner increased Inergy's quarterly distribution from $0.70 to $0.715 per unit ($2.86 annually). The distribution will be paid on February 14, 2003 to unitholders of record as of February 7, 2003.

     "We are pleased with the results of the first quarter of fiscal 2003 and our ability to increase the cash distribution to our unitholders for the fifth consecutive quarter," said John Sherman, President and CEO of Inergy. Sherman continued, "Our people are doing an outstanding job managing the challenges of higher demand and significantly increasing propane costs. We look forward to continued execution of our growth strategy on behalf of Inergy's unitholders."

     The improved EBITDA and net income results are primarily due to an increase in retail gross profit as a result of acquisitions, partially offset by an increase in operating expenses, depreciation and amortization, and interest expense associated with those acquisitions.

     Retail gallon sales increased 106% to 36.9 million in the first quarter of fiscal 2003 from 17.9 million gallons sold in the same quarter of last year. The net increase in retail gallon sales is primarily attributable to acquisitions, and to a lesser extent, colder weather in the three months ended December 31, 2002 as compared to the same period in 2001.

     Retail propane gross profit increased to $22.2 million in the quarter ended December 31, 2002, from $11.4 million in the same period last year. As described above, the increase in retail propane gross profit in these comparable periods is primarily due to acquisitions. Other retail gross profits, including transportation, were $3.9 million in the three months ended December 31, 2002 as compared to $2.3 million in the prior year. This increase is primarily the result of acquisitions. Gross profit from wholesale operations was $2.2 million in the first quarter of fiscal 2003 compared to $2.1 million in the same period of 2001.

     Operating and administrative expenses were $14.5 million in the three months ended December 31, 2002 compared to $8.3 million in the same period of 2001. The increase in operating expenses is primarily attributable to growth related to acquisitions.

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     Inergy, L.P. - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today Inergy serves approximately 210,000 retail customers from 109 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states.

     Inergy will conduct a conference call on Wednesday, February 5, 2003, to discuss the Company's first quarter performance. The call is scheduled for 10:00 a.m., CST. Call-in begins at 9:50 a.m., CST. The call-in number is 1-888-792-8459. A digital recording of the call will be available for the two weeks following the call by dialing 1-877-519-4471 and entering the pass code 3731075. A recording will also will be available on Inergy's website, www.InergyPropane.com, for two weeks following the call.

     For more information, please contact Mary Adams in Inergy's Investor Relations Department at 816-842-8181 or via email at madams@inergyservices.com.

     This news release contains forward-looking statements, which are statements that are not historical in nature such as being positioned to continue the execution of our growth strategy. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; increases in the wholesale cost of propane; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

         [TABLE FOLLOWS]

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                                  Inergy, L.P.
                      Consolidated Statements of Operations
              For the Three Months Ended December 31, 2002 and 2001
                                 (in thousands)

                                                                        (Unaudited)
                                                                    Three Months Ended
                                                                        December 31,
                                                                     2002         2001
                                                                     ----         ----
Revenues:
  Propane (a)                                                      $104,042     $ 46,584
  Other                                                               5,648        3,046
                                                                   ---------------------
                                                                    109,690       49,630

Cost of product sold (a)                                             81,323       33,795
                                                                   ---------------------

Gross profit                                                         28,367       15,835

Operating and administrative expenses                                14,539        8,292
Depreciation and amortization                                         3,361        1,774
                                                                   ---------------------

Operating income                                                     10,467        5,769

Other income (expense):
  Interest expense                                                   (2,640)      (1,238)
  Loss on sale of property, plant and equipment                        (106)         (90)
  Finance charges                                                        16           36
  Other                                                                  29           20
                                                                   ---------------------

Income before income taxes                                            7,766        4,497

Provision for income taxes                                               50           32
                                                                   ---------------------

Net income                                                         $  7,716     $  4,465
                                                                   =====================

Net Income allocable to:
  Non-Managing General Partner Interest                            $    155     $     89
  Limited Partner Interest                                            7,561        4,376
                                                                   ---------------------
                                                                   $  7,716     $  4,465
                                                                   =====================

Net Income Per Limited Partner Unit:
  Basic                                                            $   0.98     $   0.75
  Diluted                                                          $   0.97     $   0.74

Supplemental Information:
------------------------

Retail gallons sold                                                  36,851       17,875

Distributable Cash Flow:
  EBITDA (b)                                                       $ 13,767     $  7,509
  Cash interest expense (c)                                          (2,296)      (1,035)
  Maintenance capital expenditures                                     (248)        (104)
  Provision for income taxes                                            (50)         (32)
                                                                   ---------------------
  Distributable cash flow (d)                                      $ 11,173     $  6,338
                                                                   =====================

Weighted Average Limited Partner Units Outstanding:
--------------------------------------------------
Basic                                                                 7,713        5,827
Diluted                                                               7,805        5,898

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(a)  New accounting standards affecting the reporting of gains or losses on certain contracts related to our risk management activities became effective in the past year requiring such contracts to be reported on a net basis in the income statement. The adoption of the new standards required that we reduce both revenue and cost of product sold by $12.4 million in the three-month period ended December 31, 2001. This reclassification had no impact on gross profit, net income or EBITDA.

(b) EBITDA is defined as income before taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

(c) Cash interest expense is net of amortization charges associated with deferred financing costs.

(d) Distributable cash flow should not be used as a measure of financial performance calculated in accordance with generally accepted accounting principles.